Exhibit 99.1





Contact:    Karen L. Dexter
            Director, Investor Relations
            (650) 367-4111

                        AMPEX CORPORATION TO DISCONTINUE
                            INTERNET VIDEO OPERATIONS
                            -------------------------

REDWOOD CITY, Calif. July 20, 2001 - Ampex Corporation (Amex:AXC) today announced that it is discontinuing the operations of iNEXTV, its Internet video subsidiary.

The Company will close iNEXTV's operations in New York City immediately and will terminate the development of Internet video technology in Redwood City. It will also discontinue making investments in its partially-owned affiliates, AENTV in Los Angeles and TV1.de in Munich, Germany and will write off its investments in those entities completely.

In connection with the actions disclosed above, Ampex expects to record a second quarter charge of approximately $ 4.6 million to write down goodwill and other assets and to record a charge of approximately $ 5.5 million to reflect other costs of closure, principally real estate leases.

Ampex attributed the decision to the difficulty in obtaining additional funding for iNEXTV due to adverse capital market conditions for Internet-based companies. Ampex will continue to license its technology primarily for use in video products, and continues to seek a buyer for its Data Systems subsidiary.

Ampex Corporation, www.Ampex.com, headquartered in Redwood City, California, is a leading innovator and licensor of visual information technology.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties and unforeseen circumstances that could cause actual results to differ materially from those currently anticipated. Potential risks and uncertainties include, without limitation, risks of continuing losses from future operations, risks of declining liquidity, risks that the Company will be unable to sell Data Systems, risks regarding its ability to continue as a going concern, and other risks mentioned in the Company's 2000 Annual Report on Form 10-K filed with the SEC, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, and its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, which is expected to be filed shortly.